Exhibit 10.1

PROMISSORY NOTE

$1,000,000 (USD)	Jan 30th, 2024

FOR VALUE RECEIVED, AMASS BRANDS INC, a Delaware corporation (the “Company”), hereby promises to pay to the order of Alchemi Project Inc (“Noteholder”), the principal sum of $1,000,000 (USD) pursuant to the terms of this Promissory Note (this “Note”) (the “Principal Balance”), with simple interest accruing on the outstanding portion of the Principal Balance at 6.25% per annum based on an assumed 365-day year. Interest shall be prepaid on the date hereof.

This Note is made in connection with that certain Warrant to Purchase Shares of Common Stock of Amass Brands Inc, entered into by and between the Company and Noteholder, dated on or about the date hereof (the “Warrant Agreement”).

1.	PAYMENT; MATURITY.

(a)         Payment of the entire outstanding unpaid portion of the Principal Balance, together with all accrued and unpaid interest thereon, shall become immediately due and payable to Noteholder upon the earliest to occur of (i) January 30th, 2026, or (ii) an Event of Default (as hereinafter defined) (the “Maturity Date”); provided that, this Note has not been previously paid in accordance with the terms of Section 2 below. For purposes of this Note, an “Event of Default” shall mean (i) the commencement by the Company of a proceeding in bankruptcy; (ii) the consent by the Company to a proceeding in bankruptcy filed against it by another party; or (iii) the appointment of a receiver, liquidator, assignee or trustee of the Company’s assets for the benefit of creditors.

(b)       All payments shall be in lawful money of the United States of America. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Delaware, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

2.            PREPAYMENT. The Company may prepay the Principal Balance from time to time, either in whole or in part, without penalty.

3.           WAIVER; PAYMENT of Fees AND Expenses. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, documented reasonable outside attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by either party shall constitute a waiver, election or acquiescence by it, nor shall any single or partial exercise of any right, power or remedy under this Note, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.           INTEREST. Nothing contained herein shall require the Company to pay interest at a rate exceeding the maximum permissible rate under applicable law. If interest payable by the Company on any date would exceed the maximum permissible rate, such interest payment shall automatically be reduced to such maximum permitted amount.

5.	Miscellaneous.

(a)         Notices. All notices, requests, demands, claims and other communications under this Note will be in writing. Any notice, request, demand, claim or other communication under this Note will be deemed duly given (i) two (2) business days after such notice is sent by registered or certified mail, return receipt requested, postage prepaid or (ii) immediately after such notice is sent via email (with confirmation of delivery) if sent during normal business hours of the recipient, and if sent after normal business hours, then on the next business day of the recipient, in each case, addressed to the intended recipient as set forth below:

If to the Company:

927 S. Santa Fe Avenue

Los Angeles, CA 90021

Attn: Mark T. Lynn

Email: mark@amass.com

with a required copy, which shall not constitute notice, to:

Giannuzzi Lewendon, LLP

411 West 14th Street, 4th Floor

New York, New York 10014

Attn: Adam Marsh

Email: adam@gllaw.us

If to Noteholder

Alchemi Project Inc.

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Any party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Note.

(b)      Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of Delaware, as applied to contracts entered into by Delaware residents within the state of Delaware, and to be performed entirely within the state of Delaware.

(c)        Assignment. Neither the Company nor Noteholder may assign this Note or delegate any of its obligations or rights hereunder without the written consent of the other party.

(d)       Amendment and Waiver. This Note may not be amended, converted or a right granted pursuant to thereto waived, without the written consent of the Company and Noteholder.

(e)        Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

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(f)         Entire Agreement. This Agreement and the Warrant Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior oral or written agreements, if any, between the parties hereto with respect to such subject matter.

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IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

COMPANY:

AMASS BRANDS INC

By:	/s/ Mark T. Lynn
Name:	Mark T. Lynn
Title:	Chief Executive Officer

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